Exhibit 12.1
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                                        WALDEN RESIDENTIAL PROPERTIES, INC.
                                     COMPUTATION OF NET RATIO OF EARNINGS TO COMBINED
                                       FIXED CHARGES AND PREFERRED DISTRIBUTIONS
                                                   (Dollars in Thousands)


                                                      Three Months Ended    Nine Months Ended
                                                         September 30,       September 30,
                                                      ------------------    -----------------
                                                        1998      1997       1998      1997
                                                        ----      ----       ----      ----
Income before extraordinary item and income
  allocated to minority interest                        $15,638   $  6,171  $32,639   $18,591
Add:
  Interest on indebtedness . . . . . . .                 13,848      5,643   40,536    15,764
  Amortization . . . . . . . . . . . . .                    283        201      768       612
                                                        -------   --------  -------   -------
     Earnings. . . . . . . . . . . . . .                $29,769   $ 12,015  $73,943   $34,967
                                                        =======   ========  =======   =======
Fixed charges and preferred distributions:
  Interest on indebtedness . . . . . . .                $13,848   $  5,643  $40,536   $15,764
  Amortization . . . . . . . . . . . . .                    283        201      768       612
                                                        -------   --------  -------   -------
     Fixed charges . . . . . . . . . . .                 14,131      5,844   41,304    16,376
  Add:
     Preferred distributions (1)                          4,796      3,690   14,388    11,109
       Combined fixed charges and                       -------   --------  -------   -------
         preferred distributions                        $18,927   $  9,534  $55,692   $27,485
                                                        =======   ========  =======   =======

Ratio of earnings to fixed charges                         2.11x      2.06x    1.79x     2.14x

Ratio of earnings to fixed charges and
  preferred distributions. . . . . . . .                   1.57x      1.26x     1.33x    1.27x


(1) Includes distributions on preferred stock and preferred distributions to minority interest holders.
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